Sale of Goods Contract

This Agreement for the Sale of Goods ("Agreement") made and effective this date below (Date), by and between:

Reliant Service inc at Laubova 1709/5130 00 Praha 3,Czech Republic ("Buyer") and

Huilv Laboratory Equipment Scientific & Technology Co., Limited at North Tower,136 GaoPu Rd, Hi-tech Development Park, TianHe District, Guangzhou, China. ("Seller").

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, certain office file cabinet products.

THEREFORE, IN CONSIDERATION of the mutual promises herein contained, the parties hereto agree as follows:

1. Sale. Seller agrees to sell, transfer and convey to Buyer, and Buyer agrees to purchase the following office file cabinet products (the "Goods"): as specified in each purchase order received by the Seller from the Buyer

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2. Price. Buyer shall pay Seller for the Goods $: as specified in each purchase order received by the Seller from the Buyer. Note: Payment term: 50% deposit before mass production, 50% balance before delivery

3. Shipping. Buyer shall purchase goods FOB Seller's location and be responsible for all expenses associated with shipping.

4. Right of Inspection. Buyer shall have the right to inspect the goods on arrival at Buyer's facility.

5. Identification of Goods. Identification of the Goods must be made in here or in an attachment or as specified in each purchase order received by the Seller from the Buyer.

6. Transfer of Title. Transfer of title and full ownership rights in the Goods shall not pass to Buyer until Buyer has paid in full the purchase price to Seller.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

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Buyer Seller

03-23-15

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